Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces First Quarter Fiscal 2012

Financial Results

First Quarter Net Sales Increased 4.4 Percent to $602.6 Million

First Quarter Adjusted EBITDA Increased 6.7 Percent to $24.6 Million

GRAND RAPIDS, MICHIGAN—July 27, 2011—Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week first quarter ended June 18, 2011.

First Quarter Results

Consolidated net sales for the 12-week first quarter increased 4.4 percent to $602.6 million compared to $577.2 million in the same period last year. Both the distribution and retail segments reported improved sales during the quarter.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 6.7 percent to $24.6 million, or 4.1 percent of net sales, compared to $23.0 million, or 4.0 percent of net sales in the year-ago period.

First quarter operating earnings increased 4.9 percent to $14.0 million compared to $13.3 million in the year-ago period. Last year’s first quarter included a net pretax charge of $0.6 million comprised of a $2.6 million restructuring charge related principally to the warehouse consolidation initiative and a LIFO inventory valuation credit of $2.0 million due to the lower inventory levels as a result of the consolidation.

“We are pleased that our first quarter fiscal 2012 financial performance was in line with our expectations,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “We achieved year over year sales growth for the third consecutive quarter in our distribution segment while continuing to enhance our value proposition to the consumer and tightly managing the controllable aspects of our business which resulted in improved profitability in our retail segment.”

In the first quarter of fiscal 2012, the Michigan Legislature enacted the new Michigan Corporate Income Tax. This new tax replaces the Michigan Business Tax (MBT), effective January 1, 2012. As a result, first quarter fiscal 2012 earnings included a one-time, non-cash income tax charge of $0.5 million due to the write-off of net deferred tax assets and liabilities related to the MBT that will no longer be realized as a result of the elimination of this tax. Once implemented, the impact of the new tax code should result in an annual decrease in income tax expense of approximately $0.5 million. Excluding the $0.5 million tax charge in the first quarter of fiscal 2012, the Company’s effective income tax rate was 38.5 percent versus 39.1 percent last year.

First quarter earnings from continuing operations as reported were $6.1 million which was comparable to the prior year. Excluding the previously mentioned one-time, non-cash income tax charge in the current year and the pre-tax items associated with the warehouse consolidation initiative last year, adjusted earnings from continuing operations for the quarter increased approximately 3.0 percent to $6.7 million compared to $6.5 million last year.

Net earnings for the first quarter of 2012 were $6.0 million compared to $6.0 million last year. Excluding the previously mentioned one-time, non-cash income tax charge in the current year and the pre-tax items associated with the warehouse consolidation initiative last year, adjusted net earnings increased 2.7 percent to $6.5 million, or $0.29 per diluted share, compared to $6.4 million, or $0.28 per diluted share, in the first quarter of fiscal 2011.

First quarter gross profit margin decreased 110 basis points to 20.8 percent from 21.9 percent in the same period last year. The decline was due to a higher mix of fuel and distribution sales in this year’s first quarter compared to the prior year, a LIFO charge of $0.7 million this year versus a credit of $1.8 million in the prior year due to the warehouse consolidation, as well as, a lower rate of procurement related gains.

Operating expenses totaled $111.3 million, or 18.5 percent of net sales, compared to $113.3 million, or 19.6 percent of sales in the year-ago quarter. The adjusted first quarter operating expense-to-sales ratio was 18.5 percent this year versus 19.2 percent, excluding the previously mentioned net pretax restructuring charge related to the warehouse consolidation initiative, last year. The Company’s expense leverage was improved by a shift in mix of sales towards fuel, productivity improvements in each segment, favorable health care expenses and general cost containment initiatives which were partially offset by higher debit/credit card fees.

Distribution Segment

First quarter net sales for the distribution segment increased 4.8 percent to $257.1 million from $245.3 million in the year-ago period due to new customers, improvement in pharmacy related sales and increased sales to existing customers.

Operating earnings for the segment decreased 7.3 percent to $7.4 million compared to $8.0 million in the same period last year. Adjusted for the prior year net restructuring costs, operating earnings were $7.4 million this year compared to $8.5 million last year. The decrease in earnings was due to a lower rate of procurement gains, increased LIFO expense and the cycling of a favorable settlement of a claim in the prior year.

Retail Segment

First quarter net sales for the retail segment increased 4.1 percent to $345.4 million compared to $332.0 million in the same period last year. The higher sales were due primarily to increased fuel retail selling prices and volume, partially offset by a decline in comparable store sales, excluding fuel, of 0.9 percent.

Retail segment operating earnings for the quarter increased 23.0 percent to $6.6 million compared to $5.4 million in the year-ago period. The increase in operating earnings was attributed to lower health care expenses and benefits from cost containment initiatives, partially offset by increased debit/credit card fees.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities of $6.7 million for the first quarter of fiscal 2012. Current year cash flow was lower than the prior year due to increased working capital as a result of higher sales and the payment of fiscal year 2011 incentive compensation.

As of June 18, 2011, total net long-term debt (including current maturities and capital lease obligations and subtracting cash) was $137.0 million versus $173.5 million at the end of the first quarter of fiscal 2011. The Company’s total net long-term debt-to-capital ratio is 0.31 to 1.0 for the first quarter of fiscal 2012 and the net debt-to-Adjusted EBITDA ratio on an annual Adjusted EBITDA basis is at 1.3 to 1.0.

Outlook

“The Michigan economy has shown some improvement from its previous lows to a more stable level. However, this improvement has been mitigated by higher fuel prices which impacted consumers’ discretionary income and an uptick in the unemployment rate over the last two periods of the quarter. Looking forward, we continue to expect comparable store sales to turn positive in the second half of the year as we benefit from cycling fiscal 2011’s competitive store activity, we continue to execute our capital investment program, we rollout our loyalty program across the remaining banners and the economy continues to experience inflation. As a result, we remain cautiously optimistic about our operating outlook and expect continued improvement of our key financial metrics in fiscal 2012,” concluded Mr. Eidson.

The Company expects that the second quarter distribution sales growth and retail comparable store sales rate, excluding fuel, will be comparable to the first quarter of fiscal 2012. The Company expects fiscal 2012 second quarter adjusted net earnings to approximate last year’s adjusted performance. Excluding the 53rd week in fiscal 2012, the Company continues to expect comparable store sales to turn positive in the second half of the year. For the full fiscal year, the Company anticipates that adjusted net earnings, excluding the 53rd week, will modestly exceed fiscal 2011’s.

The Company continues to expect capital expenditures for fiscal 2012 in the range of $42.0 million to $45.0 million with depreciation and amortization in the range of $36.0 million to $38.0 million and total interest expense approximating $15.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2012 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 28, 2011. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent grocery stores in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “outlook”, “strategy”, or “looking forward”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result, or is “optimistic” that a particular result will occur. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended
	June 18, 2011	June 19, 2010

Net sales	$602,564	$577,237
Cost of sales	477,227	450,548
Gross margin	125,337	126,689

Operating expenses
Selling, general and administrative	111,341	110,760
Restructuring, asset impairment and other	—	2,582
Total operating expenses	111,341	113,342

Operating earnings	13,996	13,347

Other income and expenses
Interest expense	3,242	3,429
Other, net	(70)	(50)
Total other income and expenses	3,172	3,379

Earnings before income taxes and discontinued operations	10,824	9,968
Income taxes	4,689	3,893
Earnings from continuing operations	6,135	6,075

Loss from discontinued operations, net of taxes	(106)	(88)
Net earnings	$6,029	$5,987

Basic earnings per share:
Earnings from continuing operations	$0.27	$0.27
Loss from discontinued operations	—	—
Net earnings	$0.27	$0.27

Diluted earnings per share:
Earnings from continuing operations	$0.27	$0.27
Loss from discontinued operations	(0.01)	(0.01)
Net earnings	$0.26	$0.26

Weighted average shares outstanding:
Basic	22,691	22,528
Diluted	22,777	22,607

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 18, 2011	March 26, 2011
Assets
Current assets
Cash and cash equivalents	$37,713	$43,824
Accounts receivable, net	62,228	56,344
Inventories, net	132,476	103,814
Prepaid expenses and other current assets	9,216	7,408
Deferred taxes on income	2,041	1,526
Property held for sale	1,708	—

Total current assets	245,382	212,916
Goodwill	241,132	241,244
Property and equipment, net	239,799	241,448
Other, net	56,781	55,788

Total assets	$783,094	$751,396

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$129,737	$100,919
Accrued payroll and benefits	30,035	37,679
Other accrued expenses	19,411	18,343
Current portion of restructuring costs	4,330	4,470
Current maturities of long-term debt and capital lease obligations	4,235	4,205

Total current liabilities	187,748	165,616
Long-term liabilities
Deferred taxes on income	71,324	66,241
Postretirement benefits	14,635	14,222
Other long-term liabilities	17,765	18,269
Restructuring costs	10,158	10,832
Long-term debt and capital lease obligations	170,489	170,711

Total long-term liabilities	284,371	280,275
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 22,837 and 22,619 shares outstanding	163,079	162,086
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,084)	(13,016)
Retained earnings	160,980	156,435

Total shareholders’ equity	310,975	305,505

Total liabilities and shareholders’ equity	$783,094	$751,396

SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	12 Weeks Ended
	June 18, 2011	June 19, 2010
Cash flows from operating activities
Net cash provided by operating activities	$6,722	$11,447
Net cash used in investing activities	(10,384)	(6,226)
Net cash used in financing activities	(2,251)	(7,442)
Net cash used in discontinued operations	(198)	(508)

Net decrease in cash and cash equivalents	(6,111)	(2,729)
Cash and cash equivalents at beginning of period	43,824	9,170

Cash and cash equivalents at end of period	$37,713	$6,441

SPARTAN STORES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(In thousands)

	12 Weeks Ended
	June 18, 2011	June 19, 2010
Retail Segment:
Net Sales	$345,435	$331,962
Operating Earnings	$6,594	$5,362

Distribution Segment:
Net Sales	$257,129	$245,275
Operating Earnings	$7,402	$7,985

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

	Year-to-Date
	June 18, 2011	June 19, 2010
Net earnings	$6,029	$5,987
Discontinued operations	106	88
Income taxes	4,689	3,893
Interest expense	3,242	3,429
Non-operating expense	(70)	(50)

Operating earnings	13,996	13,347
Depreciation and amortization	8,367	7,835
LIFO (income) expense	658	(1,808)
Restructuring, asset impairment and other	—	2,582
Non-cash stock compensation and other	1,550	1,078

Adjusted EBITDA	$24,571	$23,034

Retail:
Operating earnings	$6,594	$5,362
Depreciation and amortization	6,454	5,964
LIFO expense	438	100
Restructuring, asset impairment and other	—	150
Non-cash stock compensation and other	772	596 *

Adjusted EBITDA	$14,258	$12,172

Distribution:
Operating earnings	$7,402	$7,985
Depreciation and amortization	1,913	1,871
LIFO (income) expense	220	(1,908)
Restructuring, asset impairment and other	—	2,432
Non-cash stock compensation and other	778	482 *

Adjusted EBITDA	$10,313	$10,862

*	Prior year stock compensation has been reclassed to conform to current year to reflect the amount included in the cost allocated to Retail segment.

Notes: Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined under the terms of our credit facility as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company’s operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS (A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

(In thousands)	June 18, 2011	March 26, 2011
Current maturities of long-term debt and capital lease obligations	$4,235	$4,205
Long-term debt and capital lease obligations	170,489	170,711

Total Debt	174,724	174,916
Cash and cash equivalents	(37,713)	(43,824)

Total net long-term debt	$137,011	$131,092

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.